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                   [LETTERHEAD OF MAPICS, INC. APPEARS HERE]

Financial Contact:
William J. Gilmour
Chief Financial Officer
MAPICS, Inc.
(404) 705-3283
bill.gilmour@mapics.com

                MAPICS DIRECTORS APPROVE SHARE REPURCHASE PLAN

ATLANTA (Feb. 10, 1999) - MAPICS, Inc. (Nasdaq/NM:MAPX) today announced that its Board of Directors has authorized a plan to repurchase up to 1.8 million shares of the Company's common stock. The transactions may be made from time to time in the open market at prevailing market prices that the Company deems appropriate. MAPICS has approximately 23.5 million shares outstanding on a fully diluted basis.

        "Given the strong operating results for our first quarter and the excellent fundamentals of our business, we believe that the purchase of shares affords MAPICS a highly attractive investment opportunity," said Richard C. Cook, president and chief executive officer. "We are pleased that MAPICS' strong financial position, that includes approximately $30 million in cash, allows us to consider the repurchase of our shares. Although any transactions will depend on market conditions, we believe we can effectively execute against this authorization while maintaining our corporate goal of continuing to enhance our software solutions through product development, joint ventures and strategic acquisitions."

        MAPICS, Inc., headquartered in Atlanta, Georgia, is one of the world's leading providers of Enterprise Resource Planning (ERP) application software for manufacturers. Over 2,400 customers have selected MAPICS XA, its current product line. Through affiliate relationships, the Company provides solutions to customers in more than 70 countries. MAPICS, Inc. serves such customers as Bayer Corp.; General Electric Co., P.L.C.; Goodyear Tire & Rubber Co.; Honda Motor Co., Ltd.; IBM; Michelin Corp.; Volvo Corp.; Westinghouse Electric Corp. and York International. For more information, visit MAPICS' home page on the World Wide Web at www.mapics.com.

MAPICS is a trademark of MAPICS, Inc.
Other trademarks may be trademarks of their respective owners.
Note: The correct usage of the MAPICS name is all capitals.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact, including those regarding growth in its business, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "believe", "continuing", and "affords" are intended to identify such forward-looking statements. Many factors could cause the Company's actual results to differ materially from those expressed in the forward-looking statements made by or on behalf of the Company including, without limitation, the size and timing of license transactions, the effect of fluctuations in the economy, the impact of competitive products and services, the impact of Year 2000 problem on demand, the availability of qualified resource, the ability to develop and enhance products, and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the SEC.

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